Exhibit 10(k)(5)

FIFTH AMENDMENT TO CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO CREDIT AGREEMENT, dated as of December 24, 2001 (the “Agreement”), by and among ON Marine Services Company (formerly known as Oglebay Norton Company), a Delaware corporation (“ONMS”), Oglebay Norton Marine Services Company, L.L.C., a Delaware limited liability company (“LLC”, and together with ONMS, collectively, “Borrower”), and National City Bank, a national banking association (“Bank”).

WITNESSETH THAT:

WHEREAS, Bank and ONMS entered into a Credit Agreement, dated as of July 14, 1997, as amended by a First Amendment to Credit Agreement dated January 15, 1999, pursuant to which LLC became a borrower, a Second Amendment to Credit Agreement dated July 15, 1999, a Third Amendment to Credit Agreement dated July 12, 2000, and a Fourth Amendment to Credit Agreement dated September 30, 2001 (together with all Exhibits and Schedules thereto, the “Credit Agreement”), under which Bank, subject to certain conditions, agreed to make a term loan to Borrower in the original principal amount of $17,000,000 in accordance with the terms thereof; and

WHEREAS, the parties desire to amend the Credit Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. Effect of Amendment; Definitions.

The Credit Agreement shall be and hereby is amended as provided in Section 2 hereof. Except as expressly amended in Section 2 hereof, the Credit Agreement shall continue in full force and effect in accordance with its provisions on the date hereof As used in the Credit Agreement, the terms “Credit Agreement”, “Agreement”, “this Agreement”, “herein”, “hereinafter”, “hereto”, “hereof’, and words of similar import shall, unless the context otherwise requires, mean the Credit Agreement as amended and modified by this Agreement.

2. Amendments.

(A) Subsection 3B of the Credit Agreement is hereby amended by deleting the same and substituting in lieu thereof the following:

“3B. GENERAL FINANCIAL STANDARDS - Borrower agrees that until the Subject Indebtedness shall have been paid in full, Borrower will cause Guarantor to observe each of the following:

(a) the financial covenants contained in sections 5.7(a) through 5.7(f) of the Credit Agreement between Guarantor and Bank National Association dated May 15, 1998, as amended (the “KeyBank Credit Agreement”), as such financial covenants exist on December 24, 2001, a copy of such financial covenants and the definitions of the terms defined therein are attached hereto as Exhibit A; and

(b) Guarantor and its Subsidiaries shall not invest in Consolidated Capital Expenditures in an aggregate amount exceeding: (i) as of March 31, 2002, Thirty Million Dollars ($30,000,000) for the Guarantor’s most recently completed four (4) fiscal quarters then ending and (ii) at the end of any fiscal quarter of the Guarantor ending after April 1, 2002, Twenty-Five Million Dollars ($25,000,000) for the Guarantor’s most recently completed four (4) fiscal quarters then ending during each fiscal year of Guarantor.”

(B) Subsection 3D.01.2 of the Credit Agreement shall be amended by deleting the same and substituting in lieu thereof the following:

“3D.01.2 - ACQUISITIONS. Without the prior written consent of Bank, no Borrower or Subsidiary shall effect an Acquisition or Permitted Acquisition.”

3. Representations and Warranties.

(A) Each Borrower hereby represents and warrants to Banks that all representations and warranties set forth in the Credit Agreement, as amended hereby, are true and correct in all material respects, and that this Agreement has been executed and delivered by a duly authorized officer of each Borrower and constitutes the legal, valid and binding obligation of each Borrower, enforceable against each Borrower in accordance with its respective terms.

(B) The execution, delivery and performance by each Borrower of this Agreement and its performance of the Credit Agreement has been authorized by all requisite corporate action and will not (1) violate (a) any order of any court, or any rule, regulation or order of any other agency of government, (b) the Articles of Incorporation, the Code of Regulations or any other instrument of corporate governance of such Borrower, or (c) any provision of any indenture, agreement or other instrument to which such Borrower is a party, or by which such Borrower or any of its properties or assets is or may be bound; (2) be in conflict with, result in a breach of or constitute, alone or with due notice or lapse of time or both, a default under any indenture, agreement or other instrument referred to in (1)(c) above; or (3) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever.

4. Conditions Precedent.

This Agreement shall become effective as of the date on which each of the following conditions precedent have been satisfied (the “Effective Date”):

(A) Borrower shall have caused Guarantor to execute and deliver to Bank a certificate confirming its obligations under the Guaranty (as defined in the Credit Agreement) in the form attached hereto as Exhibit B (the “Confirmation”);

(B) There shall have occurred no change in the business, property, prospects, condition (financial or otherwise) or results of operations of the Borrower and the Subsidiaries which could reasonably be expected to result in a Material Adverse Effect; and

(C) Borrower shall have delivered or caused to be delivered such other documents as Bank may reasonably request.

5. Miscellaneous.

(A) This Agreement shall be construed in accordance with and governed by the laws of the State of Ohio, without reference to principles of conflict of laws. Borrower, on a joint and several basis, agrees to pay to Bank at the time this Agreement is executed and delivered by Bank an amendment fee in an aggregate amount equal to $25,000 immediately after this Agreement is executed and delivered by Bank, and to pay on demand all costs and expenses of Bank, including reasonable attorneys’ fees and expenses, in connection with the preparation, execution and delivery of this Agreement.

(B) Each Borrower acknowledges and agrees that, as of the date hereof, all of such Borrower’s outstanding loan obligations to Bank under the Credit Agreement and the Related Writings are owed without any offset, deduction, defense or counterclaim of any nature whatsoever, and such Borrower hereby waives any such offset, deduction, defense and counterclaim of any nature whatsoever with respect thereto.

(C) This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

ON MARINE SERVICES COMPANY

/s/ R. F. Walk
By:	R. F. Walk
Title:	VP and Secretary

OGLEBAY NORTON MARINE SERVICES COMPANY L.L.C.

/s/ R. F. Walk
By:	R. F. Walk
Title:	Manager

NATIONAL CITY BANK

/s/ Janice E. Focke
By:	Janice E. Focke
Title:	Senior Vice President